 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2011

PepsiCo, Inc.
(Exact Name of Registrant as Specified in Charter)

North Carolina	1-1183	13-1584302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Anderson Hill Road Purchase, New York 10577
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (914) 253-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events

On January 27, 2011, PepsiCo, Inc. (the “Company”) announced that the Federal Antimonopoly Service of the Russian Federation has issued approvals for the Company’s previously announced acquisition of Wimm-Bill-Dann Foods OJSC (“WBD”).  Under the acquisition agreement, a subsidiary of the Company will acquire ordinary shares, American Depositary Shares (“ADSs”) and Global Depositary Shares (together with the ordinary shares and ADSs, “WBD Securities”) representing, in the aggregate, approximately 66% of the total outstanding ordinary shares of WBD.

As a result, the Company has received all regulatory approvals required as conditions to completing the acquisition.  The Company plans to close the acquisition, which remains subject to the satisfaction of certain other customary closing conditions, on or about February 8, 2011.  After closing the acquisition, the Company will own WBD Securities representing, in the aggregate, approximately 77% of the total outstanding ordinary shares of WBD.

           The Company currently expects that, consistent with its obligations under Russian law, holders of ordinary shares and ADSs will be afforded the opportunity to sell remaining ordinary shares and ADSs to the Company in the May – June 2011 period at a price which is expected to be equal to the ruble equivalent of $132 per ordinary share ($33 per ADS), which is the price the Company is to pay the selling stockholders under the acquisition agreement.

Attached as Exhibit 99.1 and incorporated by reference into this Item 8.01 is a copy of the press release dated January 27, 2011 issued by the Company.

Item 9.01.                      Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release dated January 27, 2011 issued by PepsiCo, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPSICO, INC.

Date:	January 27, 2011	By:	/s/ Thomas H. Tamoney, Jr.
			Name:	Thomas H. Tamoney, Jr.
			Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated January 27, 2011 issued by PepsiCo, Inc.